Exhibit 10.33

CHANGE IN TERMS AGREEMENT

Borrower:	Hospitality Income & Ascot, LLC 1830 Jet Stream Drive Colorado Springs, CO 80921	Lender:	Integrity Bank & Trust 1275 Village Ridge Point Monument, CO 80132

Principal Amount: $3,778,845.95	Date of Agreement: July 1, 2021

DESCRIPTION OF EXISTING INDEBTEDNESS. Note #3396 dated 11-10-2017 in the original principal amount of $3,286,859.00.

DESCRIPTION OF COLLATERAL

(1)	13021 Bass Pro Drive, Colorado Springs, CO 80921;
(2)	13071-13121 Bass Pro Dr. Colorado Springs, CO 80921;
(3)	Any and all business assets whether now owned or hereafter acquired arising out of the business of the debtor.

DESCRIPTION OF CHANGE IN TERMS. Modify /extend Note #3396 dated 11-10-2017 in the current principal amount of $3,778,845.95 due and payable 11-10-2027 to due and payable 07-10-2031

Fees:

Modification Fee ● $500.00.

PAYMENT. Borrower will pay this loan in full immediately upon Lender’s demand. If no demand is made, Borrower will pay this loan in 119 regular payments of $29,227.54 each and one irregular last payment estimated at $1,950,171.19. Borrower’s first payment is due August 10, 2021, and all subsequent payments are due on the same day of each month after that. Borrower’s final payment will be due on July 10, 2031, and will be for all principal and all accrued interest not yet paid.

INTEREST CALCULATION METHOD. Interest on this loan Is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All Interest payable under this loan Is computed using this method. This calculation method results In a higher effective Interest rate than the numeric interest rate stated in the loan documents.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS:

HOSPITALITY INCOME & ASSET, LLC

CATHEDRAL PEAKS CAPITAL LLC, Member of Hospitality Income & Asset, LLC

By:	/s/ Jay W. Roth
Jay W. Roth, Manager of Cathedral Peaks Capital LLC

LENDER:

INTEGRITY BANK & TRUST

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Bill Darnell, Commercial Loan Officer